Exhibit 99.1

Contacts:
Investor Relations:	Media Relations:
Silvio Tavares, 303-967-8276	Colin Wheeler, 303-967-6553
silvio.tavares@firstdata.com	colin.wheeler@firstdata.com

First Data to Exit Official Check and Money Order Business

Wind-down expected to free up between $250-$300 million in cash

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Denver, CO, February 22, 2007 - First Data Corp. (NYSE:FDC) announced today that upon completion of the strategic review of its Official Check and Money Order operation (the "Business") the company has decided to gradually exit this line of business. Most of the Business will be terminated over a period of two to three years. The Business wind-down is expected to free up between $250-$300 million in cash for alternative uses including acquisitions, share repurchases or other corporate purposes during 2007. This cash is currently used in the operation of the Business.

Chairman and Chief Executive Officer Ric Duques said, "A strategic review of our Official Check and Money Order operation highlighted the fact that the business is in a declining market and providing unacceptable returns on both assets and equity. Accordingly, we are commencing an orderly withdrawal from the business while honoring our commitments to customers."

The Business processes official checks and money orders and the revenue is primarily driven by investments in long term securities. Over the next four to six months, First Data will convert most long term instruments into more liquid instruments of shorter duration.

While the company intends to serve existing Business clients through the end of their respective contract terms, expiring contracts will not be renewed on a long term basis. Client contracts representing approximately 60% of portfolio balances will expire in the next two years. During the wind-down period, the company will maintain sufficient assets to honor all contract requirements and outstanding payment instruments.

The company's full year earnings per share guidance from continuing operations of $1.20-$1.26 does not include the costs and impacts of the Business wind-down. The net costs associated with the re-positioning of the portfolio and the wind-down cannot be accurately estimated primarily due to unpredictable dynamics in the municipal bond markets. The company intends to provide an update on these costs in connection with reporting its quarterly results during 2007. The wind-down will have a minimal impact on the company's tax rate in 2007.

First Data remains focused on its key strategies of driving growth in its core businesses, expanding product offerings, improving its overall cost structure as well as expanding globally. This wind-down substantially furthers the company's ability to focus on these key strategies.

About First Data
First Data Corp. (NYSE: FDC) is a leading provider of electronic commerce and payment solutions for businesses worldwide. Serving 4.9 million merchant locations, 1,900 card issuers and their customers, First Data powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company's portfolio of services and solutions includes merchant transaction processing services; credit, debit, private-label, gift, payroll and other prepaid card offerings; fraud protection and authentication solutions; electronic check acceptance services through TeleCheck; as well as Internet commerce and mobile payment solutions. The company's STAR Network offers PIN-secured debit acceptance at 2 million ATM and retail locations. For more information, visit www.firstdata.com.

Notice to Investors, Prospective Investors and the Investment Community

Cautionary Information Regarding Forward-Looking Statements

All forward-looking statements, including the expected earnings per share from continuing operations for 2007, are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Important factors upon which the Company's forward-looking statements are premised include: (a) continued growth at rates approximating recent levels for card-based payment transactions and other product markets; (b) successful conversions under service contracts with major clients; (c) renewal of material contracts in the Company's business units consistent with past experience; (d) timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies;(e) successful and timely integration of significant businesses and technologies acquired by the Company and realization of anticipated synergies; (f) continuing development and maintenance of appropriate business continuity plans for the Company's processing systems based on the needs and risks relative to each such system; (g) absence of further consolidation among client financial institutions or other client groups which has a significant impact on Company client relationships and no material loss of business from significant customers of the Company; (h) achieving planned revenue growth throughout the Company, including in the merchant alliance program which involves several joint ventures not under the sole control of the Company and each of which acts independently of the others, and successful management of pricing pressures through cost efficiencies and other cost-management initiatives; (i) successfully managing the credit and fraud risks in the Company's business units and the merchant alliances, particularly in the context of the developing e-commerce markets; (j) anticipation of and response to technological changes, particularly with respect to e-commerce; (k) attracting and retaining qualified key employees; (l) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting the Company's businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (m) no unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters; (n) no catastrophic events that could impact the Company's or its major customer's operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (o) no material breach of security of any of our systems; and (p) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection.

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